Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yum China Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-223274) on Form S-3 and the registration statement (No. 333-214053) on Form S-8 of Yum China Holdings, Inc. of our report dated August 28, 2020, with respect to the consolidated balance sheets of Yum China Holdings, Inc. as of June 30, 2020 and December 31, 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for the six months ended June 30, 2020, and the related notes, which report appears in the Form 8-K of Yum China Holdings, Inc. dated August 28, 2020.

Our report states that the accompanying consolidated statements of income, comprehensive income, equity, and cash flows for the six months ended June 30, 2019, and the related notes, were not audited by us and, accordingly, we do not express an opinion on them.

/s/ KPMG Huazhen LLP

Shanghai, China

August 28, 2020